Exhibit 10.8

USD 28,600,000 POST DELIVERY FACILITY, 1 X LR2 113,091 DWT PRODUCT TANKER BUILT IN 2008 – SCORPIO TANKERS INC Indicative term sheet – 4/11/2010 INDICATIVE TERM SHEET
This Committed Term Sheet is made between:

DVB Bank SE as, Arranger and Lender, as defined herein

and

Scorpio Tankers Inc. (the “Sponsor”) and STI Spirit Shipping Company Limited (the “Borrower”)

Disclaimer	Set forth below is a summary of the main terms and conditions of the Facility (the “Committed Term Sheet”). The entering into such a commitment or the making of such an offer is subject to satisfactory completion of due diligence, execution of legal documentation acceptable to the Lenders and receipt by the Lenders of positive opinions from legal counsel. Any committed offer is further subject to there having been, in the sole opinion of the Lenders, no material adverse change in the international capital or loan markets, or, specifically, the national or international monetary, financial, political or economic conditions, or in the legal or financial condition of the Borrower and/or the Corporate Guarantor prior to drawdown of any Facility.

Withdraw previous Term Sheet	This Committed Term Sheet replaces all previous issued indicative term sheet(s), indicative or committed, confirmed or not, and renders them null and void.

Purpose and Parties

Purpose	To provide part finance to the Borrower for the Vessel.

Vessel	M/T Atlantic Spirit (TBR STI Spirit) 113,091 dwt LR2 Product Tanker, YoB 2008 at New Times Shipyard, P.R. China with IMO No. 9409259.

Memorandum of Agreement	For the Vessel the contract dated 10 September 2010 made between the Borrower and The A. Spirit Shipping Company Limited in relation to the Vessel.

Borrower	STI Spirit Shipping Company Limited, incorporated in Marshall Islands (the “Borrower”).

Corporate Guarantor	Scorpio Tankers Inc. will irrevocably and unconditionally guarantee all of the obligations of the Borrower under the Facility (the “Corporate Guarantor”).

Arranger	DVB Bank SE or one or more of its subsidiaries or affiliates (the “Arranger”).

Lender	DVB Bank SE or one or more of its subsidiaries or affiliates (the “Lender”).

Pool Employment	The Vessel will be employed in the Scorpio Aframax Tanker Pool, or any other employment reasonably acceptable to the Lender.

Facility

Facility	A senior secured post delivery term loan (the “Facility”) to be evidenced by a Facility Agreement to be made between the Arranger, the Borrower and the Lender (the “Facility Agreement”).

Commitment	The lesser of USD 28,600,000 and 55% of the aggregated charter free Fair Market Value of the Vessel.

Such Fair Market Value as defined, and to be determined in accordance with the procedure outlined, in “Valuation” below and to be established not less than 2 weeks prior to Drawdown.

Availability Period	The Facility will be available for Drawdown from the date of the Facility Agreement until the earlier of the delivery date of the Vessel or 31 December 2010.

Drawdown	Drawdown to take place with at least 3 Business Days’ (Hamburg, Frankfurt, New York and Oslo) prior written notice, and only after the Lender has confirmed that all conditions precedent have been met to its satisfaction.

Final Maturity Date	7 years from Drawdown (the “Final Maturity Date”).

Repayment	28 quarterly repayment instalments of USD 397,222 and a Balloon payment of USD 17,477,784 payable concurrently with the last repayment instalment. The first instalment to be repaid 3 months after Drawdown.

Optional Prepayment	Subject to 5 Business Days prior written notice, the Borrower may elect to prepay the entire Facility outstanding or any part of it being a multiple of USD 1,000,000 on any interest payment date subject to payment of interest and breakage costs. Any prepayment will be applied against future repayment instalments in inverse order of maturity.

Mandatory Prepayment	Full prepayment of the Facility including payment of interest and breakage costs, within 90 days after a Total Loss or immediately upon completion of the sale of the Vessel.

(P)repayments not to be redrawn	Any amount that is repaid or prepaid under the Facility is not available for redrawing after it has been repaid or prepaid.

Prepayment Fee	1.5 per cent over the amount prepaid if the prepayment takes place within the first 12 months after the Drawdown and 0.5 per cent over the amount prepaid if prepayment takes place between 12 and 24 months after the Drawdown . The Prepayment Fee clause will not apply in case of re-financing with the Lender. Furthermore the Borrower to have the option to substitute the Vessel with a replacement vessel acceptable to the Lender.

Interest	LIBOR + Margin percent per annum. “LIBOR” shall be fixed at the rate which appears on Reuters BBA Page LIBOR 01 screen at or about 11.00 a.m. (London time) on the relevant quotation date for a selected interest period, however, in the event a Lender reasonably determines there is a discrepancy (such determination being final, conclusive and binding on the Borrower) between this screen rate and the “actual” refinancing rates which are quoted to that Lender in its ordinary course of its business, including but not limited to broker quotes of refinancing rates available in the European Financial markets, then the “actual” rate shall prevail at the Lender’s absolute discretion which shall be final, conclusive and binding on the Borrower. In the event a Lender uses more than one (1) broker quote as a basis for calculating its refinancing costs then the weighted average of quotes sourced by that Lender in its ordinary course of business shall prevail which determination shall be final, conclusive and binding. For the avoidance of doubt, the refinancing rates shall be considered as the benchmark in substitution of the screen rate and there shall be no obligation on a Lender to actually refinance on a back to back basis.

Interest periods	3 months or such other periods as the Lender may agree to upon request.

Fixed Interest Rate Option	On request of the Borrower and subject to the Lender’s agreement, the interest rate of all or more than 50% of the Facility can be fixed for a period longer than 12 months. Such request of the Borrower requires at least a 5 Business Days prior written notice. The interest rate will be determined at the level of the actual refinancing rates available to the Lender for that interest maturity period + Margin.

Interest payment	Interest to be paid on the last day of each interest period selected. If interest periods longer than three months are agreed, interest nevertheless payable every three months as well as on the last day of each interest period.

Margin	2.75 per cent per annum.

Commitment Fee	1.5 per cent per annum calculated on undrawn amount of the Facility. Commitment fee to commence on the date of signing of the Facility Agreement and to be paid quarterly in arrears starting on the first end of the quarter after the mentioned commencement date until the undrawn portion of the Commitment is permanently reduced to zero.

Upfront Fee	1.25 per cent payable on signing of the Facility Agreement.

INDICATIVE TERM SHEET – 1/11/2010

Security, Representations, Warranties and Covenants

Security	•	First priority Mortgage over the Vessel for any amounts outstanding under the Facility Documentation;

•	Corporate Guarantee from the Corporate Guarantor;

•	Assignments of earnings, insurances and requisition compensation;

•	Pledge or charge over the Earnings Accounts and Retention Accounts to be opened with a bank acceptable to the Lender;

•	Specific assignment of time charterparties in excess of 12 months. Borrower to use its best efforts to obtain charterer consent; and

•	Pledge or charge over the Borrower’s shares.

(The Facility Agreement, together with the above Security, the “Facility Documentation”). Any party giving security shall be a “Security Party”.

Insurances	•	Hull & machinery, marine and war risks including blocking and trapping to cover 120 per cent of the Facility and the mark-to-market exposure under the Swap Option (if agreed upon);

•	P & I Cover including freight, demurrage and defence cover;

•	Such other insurances as the Lender may reasonably require.

If requested by the Lender prior to closing, the Borrower shall reimburse the Lender for the cost of the provision of an insurance review report by an independent agency or shall provide the Lender with such report.

Such insurances to be at the expense of the Borrower and be on terms acceptable to the Lender and be placed with brokers or clubs acceptable to the Lender. The Lender will require to be advised with whom such insurances will be placed and upon what main terms they will be effected, at least 15 days prior to delivery date of the Vessel.

MII and Additional Perils	The Lender shall, at the expense of the Borrower, effect (a) Mortgagees Interest Insurance (M.I.I.) in favour of the Lenders for 120 per cent of the Facility and the mark-to-market exposure under the Swap Option (if agreed upon), from time to time, under the Facility Documentation and (b) a policy for the benefit of the Lender against the possible consequences of pollution involving the Vessel including, without limitation, expropriation or sequestration of the Vessel or the imposition of a lien or encumbrances of any kind having priority to the Mortgage or claims against the Lender.

Earnings accounts	All earnings of the Vessel to be paid into Earnings Account at a bank that is acceptable to the Lender; which account is to be pledged or charged to the Lender.

Financial Statements	Annual audited accounts of the Borrower and annual consolidated audited accounts of the Corporate Guarantor to be delivered within 120 days after the end of the reported fiscal year; semi-annual balance sheets and profit and loss account of the Corporate Guarantor to be delivered within 60 days after the end of the reported period; quarterly management accounts of the Corporate Guarantor to be delivered within 60 days after the end of the reported period. Annual financial statements to be supplemented by updated details of all off-balance sheet and time-charter hire commitments.

Financial Ratios applicable to the

Corporate Guarantor	•	Maximum Total Debt including Current Portion / Capitalization: 60 per cent

•	Minimum Adjusted Tangible Net Worth: USD 150,000,000 plus minimum of 25 per cent of the Corporate Guarantor’s cumulative positive net income (on a consolidated basis) for each fiscal quarter;

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Minimum EBITDA Interest coverage: 2.5 to 1. This will become effective with the commencement of the third quarter of 2011. Such ratio shall be calculated quarterly on a trailing quarter basis from and including the 5th fiscal quarter however for the 9th fiscal quarter and periods thereafter, the ratio shall be calculated on a trailing four quarter basis.

INDICATIVE TERM SHEET – 1/11/2010

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Minimum Unencumbered Cash: During the earlier of the first five fiscal quarters after Drawdown or the 3rd quarter of 2011, unrestricted cash and cash equivalents including amounts on deposit for the Guarantor and subsidiaries shall at all times be no less than the higher of USD 500,000 per vessel or USD 10,000,000.

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Dividend Restrictions: The Corporate Guarantor is not permitted to pay dividend or return any equity capital to its stockholders in any other form (each a “Dividend”) if (a) it is in non compliance with any of its covenants or (b) an Event of Default has occurred and is continuing and provided that no Event of Default will occur as a result of the payment of such Dividend.

Minimum Value	If the “FMV” falls below (a) 140 per cent of the Facility in case the Vessel is operating in a pool / the spot market, or (b) 130 per cent in case the Vessel is employed in minimum 1 year Time Charter reasonably acceptable to the Lender, the Lender shall have the right to require the Borrower and/or the Corporate Guarantor to provide additional security and/or to prepay a portion of the Facility within 30 days. Any additional security to be of a kind and having a value acceptable to the Lender in its absolute discretion which shall be final, conclusive and binding.

Valuation	The valuation of the charter free fair market value (“Fair Market Value” or “FMV”) of the Vessel shall be conducted by firms approved and appointed by the Lender (and in a form approved by the Lender), which shall include:

(i)	one valuation by a firm chosen by the Lender (which shall be Maritime Strategies International Ltd unless the Lender advises otherwise); and

(ii)	if requested by the Borrower, one valuation by a firm selected by the Borrower from the Lender’s approved list.

The FMV shall be determined by the average of the valuations received. If there is a difference of or in excess of 10% between the two valuations, the Borrower may select a third firm from the Lender’s approved list. The FMV shall then be determined by the average of the three valuations. The valuation(s) shall be carried out semi-annually at the cost of the Borrower and if at any other time (as determined in the absolute discretion of the Lender) at the cost of the Lender. Notwithstanding the foregoing, should there be a default or potential event of default under the financing documentation then valuations (which may be carried out at any time) shall be at the cost of the Borrower.

Representations and warranties	Usual and customary for a transaction of this type.

Affirmative Covenants	Usual and customary for a transaction of this type and consistent with a securitisation transaction, including but not limited to:

•	Flag: Vessel to be registered in a jurisdiction reasonably acceptable to the Lender.

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Management: The Vessel to be managed by commercial and technical managers (the “Managers”) approved by the Lender, such approval not to be unreasonably withheld. The terms of the Management Agreements to be acceptable to the Lender. Scorpio Commercial Management s.a.m. and Scorpio Ship Management s.a.m. are herewith approved managers.

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Trading compliance: The Borrower, the Manager(s) and the Vessel to be in the possession of proper trading certificates and to comply with other relevant regulations relating to, or required to be observed by, the Ship or in relation to its operation under any applicable law or regulation.

INDICATIVE TERM SHEET – 1/11/2010

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Class: The Vessel shall be classed with a Classification Society acceptable to the Lender. Furthermore, the Vessel shall be free of all material recommendations and qualifications unless otherwise agreed by the Lender in writing. The Lender will require to be notified of the Class and the Classification Society with which the Vessel will be classed at least 15 days prior to the delivery date of the Vessel. The Owner shall send the Classification Society a letter (in a form prepared or approved by the Lender) granting the Lender permission to access class records and other information from the Classification Society in relation to the Vessel during the life of the financing. The letter will also specify that should the Vessel have a condition of class imposed or a class recommendation issued, the Classification Society shall immediately inform the Lender by email at: semiramis.stampira@dvbbank.com and techcom@dvbbank.com. The Owner shall arrange for the Lender to have electronic access to class records either (i) by way of Lender being granted direct access from Classification Society or (ii) by way of indirect access via the Owner’s account manager and designating the Lender as a user or administrator of the system under its account.

•	Ownership: The Borrower shall be 100 per cent owned, directly or indirectly, by the Corporate Guarantor.

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Subordination: All shareholders’ loans to the Borrower and all claims of the Corporate Guarantor against the Borrower and sums owed to the Managers to be fully subordinated whilst any amount remains outstanding under the Facility.

•	Other Information: The Borrower and the Corporate Guarantor shall from time to time provide such information as the Lender may reasonably request.

•	The Borrower and the Corporate Guarantor to evidence the compliance with the Financial Ratios by semi-annual delivery of a Compliance Certificate outlining relevant covenants and ratio calculations.

•	Cross Default: Cross default with all other material obligations in respect of the Borrower and the Corporate Guarantor, subject to the remedies and cure periods contained therein.

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The Lender shall have the option, but not the obligation, to arrange for a surveyor to inspect the Vessel at the cost and expense of the Borrower up to once a year. The Lender will use reasonable endeavours to ensure that the operation of the Vessel is not adversely affected as a result of such inspections. Notwithstanding the foregoing, should there be an Event of Default which is continuing unremedied and unwaived, the Lender may arrange for any number of inspections at any time at the cost and expense of the Borrower. The Borrower shall comply with all requests to repair the Vessel from the Lender following an inspection.

Negative Covenants	Usual and customary for a transaction of this type and consistent with a securitisation transaction, including but not limited to:

•	The Class, Flag and Management of the Vessel not to be changed without the prior written consent of the Lender, such consent not to be unreasonably withheld.

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Unless reasonably incurred in the normal course of business, the Borrower shall not enter into any transactions with any associated companies or companies associated with the Corporate Guarantor without the prior written consent of the Lender.

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Unless reasonably incurred in the normal course of business, the Borrower shall not create any form of security, including quasi security, over any of its assets or revenues, without the prior written consent of the Lender.

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The Borrower not to borrow any additional funds or enter into any transaction (including derivative transactions) that may result in the incurrence of any additional indebtedness without the prior written consent of the Lender.

•	The Borrower to undertake not to engage in any business other than operation of the Vessel without the prior written consent of the Lender.

INDICATIVE TERM SHEET – 1/11/2010

•	Without the prior written consent of the Lender, no transactions with connected persons otherwise than on arms’ length terms

Events of Default	Usual and customary for a transaction of this type and consistent with a securitisation transaction, including but not limited to:

•	Payment default.

•	Breach of insurance requirements.

•	Breach of Covenants.

•	Instability affecting the country of Flag.

•	Arrest and/or detention of the Vessel.

•	Bankruptcy or insolvency of the Borrower and/or the Corporate Guarantor.

•	Change of control of the Security Parties (Borrower, Corporate Guarantee and its subsidiaries).

•	Material Adverse Change in the financial position or prospects of the Borrower or the Corporate Guarantor.

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Cross-default with other financial indebtedness (including leases, FX and derivatives) of the Borrower, the Corporate Guarantor or the Group (consisting of the Corporate Guarantor and their subsidiaries).

•	Default events under Swap Option to be aligned with Lender’s standard list of amended ISDA termination events.

•	The Borrower to evidence its compliance with covenants by a delivery of a Compliance Certificate.

Conditions Precedent	Usual and customary for a transaction of this type and consistent with a securitisation transaction, including but not limited to:

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Delivery of certified resolutions of the board of directors and, if required by the Lender, shareholders of the Borrower and the Corporate Guarantor approving the Facility and, if applicable, the Swap Option.

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Delivery of certified copies of the constitutional documents of the Borrower and the Corporate Guarantor and such evidence as the Lenders may require in order to satisfy their Know Your Customer regulatory obligations.

•	Execution and delivery of all documentation in form and substance satisfactory to the Lenders and their legal counsel.

•	Receipt by the Lender of copies of all the technical and commercial management agreements and charterparties (including the Time Charter and Bareboat Charter, if any) for the Vessel.

•	Delivery of evidence of satisfactory capital structure of the Borrowers and the Corporate Guarantors. Such evidence and capital structure to be in a form and substance acceptable to the Lender.

•	No Event of Default or event that with the giving of notice or passage of time could give rise to an Event of Default under the Facility Documentation.

•	Receipt by the Lender of all Fees due prior to Drawdown and evidence satisfactory to the Lender that any fees due upon Drawdown will be duly paid .

•	Delivery of all relevant legal opinions.

•	Delivery of survey report in respect of the Vessel.

INDICATIVE TERM SHEET – 1/11/2010

•	Evidence of compliance with the ISM and/or ISPS Codes and/or IAPPC.

•	Interim Class Certificates evidencing the Vessel to be free of all material recommendations and requirements.

Documentation and Other Provisions

Indemnities	Full indemnities to be provided by the Borrower, the Corporate Guarantor and related parties for all expenses relating to matters arising from the Facility and against third party claims, including environmental or pollution claims.

Material adverse Change	The terms and conditions of this Committed Term Sheet are subject to:

a)    No material adverse change in financial strength of the Borrower nor in the financial strength of the Corporate Guarantor;

b)    No material adverse, global economic and political developments; and

c)    No material adverse development in the international money and capital markets;

which, in the opinion of the Lender, could reasonably be expected to prejudice the successful and timely performance of the Facility Agreement.

Consent to Disclosure	The Borrower and the Corporate Guarantor shall irrevocably authorise the Lenders to give, divulge and reveal from time to time information and details relating to its account, the Vessel, the Facility Documentation, the Facility, Commitments, the documents giving rise to the Swap Option and any agreement entered into by the Borrower and/or the Corporate Guarantor or information provided by the Borrower or Corporate Guarantor in connection with the Facility Documentation and the documents giving rise to any swap option to (i) any private, public or internationally recognised authorities, (ii) the Lender’s and the Security Trustee’s respective head offices, branches and affiliates, and professional advisors (iii) any other parties to the Facility Documentation, (iv) a rating agency or their professional advisors (v) any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Facility and/or Commitments (vi) and any other person (s) regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto, including without limitation, any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the Lender’s and the Security Trustee’s rights and obligations.

INDICATIVE TERM SHEET – 1/11/2010

Transferability clause	The Lender and the Security Trustee shall be permitted to assign, transfer, sell and sub-participate their rights, benefits and interests in the Facility, Facility Documentation and Commitments and the documents giving rise to any swap option without prior notice or the consent of the Borrower or the Corporate Guarantor or of any charterer and to a special purpose vehicle for the purposes of securitisation or similar transaction.

Securitisation	The Lender may include all or part of the Facility in a securitisation or similar transaction without consultation with or consent of the Borrower or the Corporate Guarantor or any charterer Facility Documentation will include various provisions in this regard including, but not limited to:

(a)    The requirement for all earnings to flow through and into dedicated bank accounts (including, where applicable, bank accounts opened with the Lender).

(b)    A requirement for the Borrower or the Corporate Guarantor or any charterer to assist the Lender to achieve a successful securitisation (or similar transaction) provided third party costs are met by the Lender.

(c)    Insurances to be with an insurance company of the requisite rating and bank accounts to be held with banks of the requisite rating.

(d)    No restrictions on transfers in connection with or in contemplation of the securitisation (or similar transaction).

(e)    Full rights of disclosure of information in connection with or in contemplation of the securitisation (or similar transaction).

Costs	All costs in connection with the preparation and negotiation of the Facility Documentation and all costs connected with enforcement of the securities are to be borne by the Borrower even if the transaction does not materialise.

Taxes and other Deductions	Any payment to any party, in connection with the Facility Documentation, by the Borrower or the Corporate Guarantor to be made free and clear of any tax, reserve, levy or duty whatsoever and standard grossing up provisions to apply.

Documentation	In terms acceptable to the Lender and their legal advisers, and to contain all provisions commonly included in financings of this type. The Facility Documentation shall be drafted by law firms which meet the Lender’s regulatory and internal policy requirements for appointments of professional legal advisors. The governing law of the Facility Agreement and the Corporate Guarantees shall be the laws of the State of New York or, in the case of the security documents, the appropriate country as advised by the Lender’s legal advisers.

Legal Opinions	To be obtained in terms satisfactory to the Lender. Such opinions to be commissioned from lawyers as required by the Lender.

Confidentiality	This Committed Term Sheet and its contents are intended for the exclusive use of the Borrower and shall not be disclosed by the Borrower to any persons other than the Borrower’s legal and financial advisors for the purposes of the proposed transaction without the prior written consent of the Lender.

Loans Administration	The Borrower to undertake to provide a completed Loans Administration Form (as provided by the Lender which, inter alia, shall provide the Lender with the list of authorised persons (“Authorised Persons”) who, on behalf of the Borrower, may make information request or communicate generally with the Lender in relation to the ongoing administration of the Facility by the Lender throughout the life of the financing. The Authorised Persons shall also be the point of first contact with the Borrower for the Lender in relation to the administration of the Facility. The list of Authorised Persons may only be amended or varied by an Authorised Person or Director of the Borrower.

INDICATIVE TERM SHEET – 1/11/2010

Documentation status	Once the Facility Documentation is signed, the Facility Documentation will have superseded this Committed Term Sheet and this Committed Term Sheet will have ceased to be binding in every aspect, even relating to parties that were parties to this Committed Term Sheet but are not parties to the signed Facility Documentation, except for what is mentioned in this Committed Term Sheet under the sections headed Market Flex and Clear Market.

Law and Jurisdiction	This Committed Term Sheet and any dispute or claim arising out of or in connection with it or its formation (including non-contractual disputes or claims) shall be governed by and constructed in accordance with the State of New York law and the parties shall submit to the non-exclusive jurisdiction of the State of New York courts in respect of any dispute or claim that arises out of or in connection with this Committed Term Sheet or its subject matter or formation (including non-contractual disputes or claims).

Binding term sheet obligations	The intention of the parties is that certain provisions of this Committed Term Sheet create binding and enforceable obligations for the Borrowers and Sponsor, including but not limited to, provisions dealing with disclosure, confidentiality, costs, capital market clause, clear market and market flex. Parties hereto each acknowledge to having received good and valuable consideration for entering into this Committed Term Sheet.

The Committed Term Sheet may be signed in counterparts.

Time Schedule	This Committed Term Sheet will remain open for acceptance until 5 November 2010. Any extension of this acceptance period to be in the sole discretion of the Mandated Lead Arrangers.

INDICATIVE TERM SHEET – 1/11/2010

Authorised Signatories of DVB Bank SE:

Name: /s/ Ingo Frühauf, VP	Name: /s/ Klaus Schürman, VP
Date: 5th November 2010	Date: 5th November 2010

Address and Contact Details:

We, STI Spirit Shipping Company Limited, agree and accept the Term Sheet as presented above.

Authorised Signatories of STI Spirit Shipping Company Limited:

Name: /s/ Brian M. Lee	Name:
Date: 5th November 2010	Date:

Address and Contact Details:

We, Scorpio Tankers Inc. agree and accept the Term Sheet as presented above. Authorised Signatories of Scorpio Tankers Inc.

Name: /s/ Brian M. Lee	Name:
Date: 5th November 2010	Date:

Address and Contact Details:

–––––End of Committed Term Sheet–––––

INDICATIVE TERM SHEET – 1/11/2010
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